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                                  EXHIBIT 99.1

                            PREDICTIVE SYSTEMS, INC.
                        FORM OF EMPLOYEE OPTION AGREEMENT

                  THIS OPTION AGREEMENT dated this <<Date_Granted>> is by and between Predictive Holdings, Inc., a corporation organized under the laws of the State of Delaware ("Company") and <<Name>> ("Optionee").

                                    RECITALS

         WHEREAS, Optionee is employed by the Company's subsidiary, Predictive Systems, Inc. ("Systems");

         WHEREAS, in connection therewith, the Company has agreed to grant an option to Optionee to purchase shares of the Company's Common Stock, par value $.001 per share ("Common"), upon the terms and conditions contained herein.

         NOW, THEREFORE, it is agreed:

         1. Grant of Option. Company hereby grants to Optionee, provided Optionee is still employed by the Company, Systems or an affiliated company as at the Date of Vesting (defined below) and the date of exercise, the irrevocable right and option (the "Option") to purchase <<Total_Options>> shares of common stock of the Company (the "Option Shares") at a price of $7.50 per share. The Options shall vest as follows (the date of each such vesting being a "Date of Vesting" with respect to the Options covered thereby):

            (i) <<Vest_1>> Options will vest as of <<Vest_Date_1>>
            (ii)<<Vest_2>> Options will vest as of <<Vest_Date_2>>
            (iii)<<Vest_3>> Options will vest as of <<Vest_Date_3>>
            (iv)<<Vest_4>> Options will vest as of <<Vest_Date_4>>

         2. Option Term. The term of each Option shall be for a period of five
(5) years commencing on the Date of Vesting, provided that all unexercised Options shall terminate and be without further force and effect upon termination of the Optionee's employment with the Company or Systems or any affiliated company. Notwithstanding the foregoing, in the event that Optionee's employment is terminated by reason of Optionee's death or disability, this Option shall remain exercisable by Optionee (or his estate or personal representative) throughout the term contemplated by the first clause of this Section 2.

         3. Exercise of Option. Each Option may be exercised as to all or any portion of the Option Shares at any time from and after the Date of Vesting of the Option during the term of the Option.

         4. Method of Exercise. Each Option may be exercised by giving written notice of exercise of the Option to the Company at the address and in the manner set forth below. The notice shall state Optionee's election to exercise the Option and the number of Option Shares with respect to which the Option is being exercised. The notice of exercise shall be accompanied by full payment (in cash or by check) of the amount of the purchase price of the Option Shares as to which the Option is being exercised. A certificate or certificates for the Shares as to which the Option is exercised shall be delivered to Optionee as soon as practicable after the notice and payment has been received by the Company.

                  At the option of Optionee, in lieu of payment of the Option Price for the Option Shares, and provided that the Common is publicly traded such that a Current Market Price can be determined as hereinafter set forth, the Optionee shall have the right to instruct the Company to issue to Optionee the Net Shares issuable as determined in accordance with the following formula:

                           NS  =  OS - [OP/CMP x OS]
                           NS  =  Net Shares
                           OS  =  Number of Shares issuable upon exercise of
                                  the Option
                           OP  =  Option Price
                           CMP =  Current Market Price as defined below.

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         For purposes of this Agreement, the term "Current Market Price" shall mean (i) if the Common Stock is traded in the over-the-counter market and not in the NASDAQ National Market System nor on any national securities exchange, the average per share closing bid prices of the Common Stock on the fifteen (15) consecutive trading days immediately preceding the date in question, as reported by NASDAQ or an equivalent generally accepted reporting service, or (ii) if the Common Stock is traded in the NASDAQ National Market System or on a national securities exchange, the average for the fifteen (15) consecutive trading days immediately preceding the date in question of the daily per share closing prices of the Common Stock in the NASDAQ National Market System or on the principal stock exchange on which it is listed, as the case may be. For purposes of clause
(i) above, if trading in the Common Stock is not reported by NASDAQ, the average referred to in said clause shall be as reported in the "pink sheets' published by National Quotation Bureau, Incorporated or as reported by the NASD Electronic Bulletin Board, as appropriate. The closing price referred to in clause (ii) above shall be the last reported sale price or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices, in either case, in the NASDAQ National Market System or on the national securities exchange on which the Common Stock is then listed. If the Common Stock is not so listed or reported as provided herein, then the Current Market Price shall be the price as determined in good faith by the Board of Directors to be the fair market value per share.

         5. Privileges of Stock Ownership. The holder of the Option shall not have any of the rights or privileges of a stockholder of the Company with respect to any Option Shares issuable upon the exercise of the Option until certificates representing such Option Shares shall have been issued and delivered by the Company to such holder.

         6. Adjustments to Number and Purchase Price of Option Shares. If the outstanding shares of the Common Stock of the Company are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Company through merger, consolidation, combination, exchange of shares, other reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, but specifically not including any acquisition of a subsidiary by means of a stock-for-stock merger or other exchange of stock, an appropriate and proportionate adjustment shall be made in the maximum number and kind of shares as to which the Option may be exercised pursuant to this Agreement. Any such adjustment in shares subject to the Option shall be made without change in the aggregate purchase price applicable to the unexercised portion of the Option, but with a corresponding adjustment in the price for each share covered by the Option.

         Adjustments under this paragraph shall be made by the Board of Directors of the Company consistent with the terms and provisions hereof, and their good faith determination as to what adjustments shall be made, and the extent thereof, shall be conclusive.

         7. Legal Requirements.

              a. The Company may require Optionee, or any transferee, as a condition of exercising the Option, (1) to give written assurances satisfactory to the Company as to the Optionee's knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters, and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Option; and (2) to give written assurances satisfactory to the Company stating that such person is acquiring the Option Shares subject to the Option for such person's own account and not with any present intention of selling or otherwise distributing the Option Shares. These requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the Option Shares upon the exercise of the Option has been registered under a then currently effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), or (ii) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws.

              b. The Option and the Option Shares shall not be sold or transferred until either (i) they first shall have been registered

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         under the Securities Act, or (ii) the Company first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act.

              c. Option Shares issued pursuant to this Option shall be subject to the provisions of Section 3 of the Shareholders Agreement dated as of March 31, 1995 between the Company, Optionee and certain other persons. Certificates representing the Option Shares shall bear the following legend:

                 "THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH AN AGREEMENT BETWEEN THE COMPANY AND THE HOLDER OF THE SECURITIES, A COPY OF WHICH IS ON FILE AT THE OFFICES OF THE COMPANY."

The certificates evidencing the Option Shares issued upon exercise of the Option will also bear the following restrictive legend:

                 "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 ("THE ACT") AS AMENDED, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL SUCH SHARES ARE REGISTERED UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED."

         8. General Provisions.

              a. The subject headings of the sections and paragraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

              b. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and superseded all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all of the parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

              c. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

              d. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns.

              e. All representations, warranties, covenants and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for in it, shall survive the execution and delivery hereof.

              f. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

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                  To the Company:           Robert Belau
                                            President
                                            Predictive Holdings, Inc.
                                            145 Hudson Street, 6th Floor
                                            New York, New York 10013

                  To Optionee:



                  Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

                  IN WITNESS WHEREOF, the parties have executed this Option Agreement as of the day and year first above written.

                                                 "COMPANY"

                                                 PREDICTIVE HOLDINGS, INC.

                                                 By:
                                                    ---------------------------

                                                 Name: Robert Belau, President
                                                       ------------------------


                                                 "OPTIONEE"



                                                 ------------------------------
                                                 Signed